Pac-West Telecomm Receives Nasdaq Delisting Notice

Stockton, CA - September 20, 2006 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a nationwide provider of traditional and next-generation voice communications services, today announced that it has received a Nasdaq Staff Determination Letter indicating that Pac-West’s common stock will be delisted from the Nasdaq Capital Market at the opening of business on September 25, 2006. The company does not anticipate appealing this determination.

Pac-west currently expects that transactions involving its common stock occurring on or after September 25, 2006 will take place in the over-the-counter market and will be quoted on The OTC Bulletin Board®, a regulated quotation service that displays real-time quotes, last sale prices and volume information for over-the-counter securities that is maintained by the National Association of Securities Dealers, Inc. and/or the Pink Sheets®, an Internet-based, real-time quotation service maintained by Pink Sheets LLC.

As previously disclosed on March 15, 2006, Nasdaq notified Pac-West that it was not in compliance with the minimum bid price requirement set forth in Nasdaq Market Rule 4310(c)(4). Because Pac-West met all of the continuing inclusion criteria for the Nasdaq Capital Market with the exception of the minimum bid requirement, Nasdaq provided Pac-West with an additional 180 calendar day period, until September 11, 2006, to regain compliance with the minimum bid price requirement. In order to regain compliance, the bid price of Pac-West’s common stock had to close at $1.00 or more per share for a minimum of 10 consecutive business days prior to September 11, 2006. Pac-West was unable to regain compliance and accordingly, Nasdaq has determined to delist its common stock from the Nasdaq Capital Market.

Pac-West has decided not to appeal Nasdaq’s determination or pursue a previously approved reverse stock split in order to regain compliance with the minimum bid price requirement. In making such decision, Pac-West considered the benefits of continued inclusion in the Nasdaq Capital Market as well as the likelihood that Pac-West would not be able, absent certain circumstances, to maintain compliance with all of the continuing inclusion criteria even if it regained compliance with the minimum bid price requirement through a reverse share split or otherwise. Accordingly, Pac-West expects that its common stock will be delisted at the opening of business on September 25, 2006 as provided in the Nasdaq Staff Determination Letter.

About Pac-West Telecomm, Inc.

Pac-West is a provider of advanced communications services that enable traditional and next-generation providers, carriers, and service providers to efficiently design, deploy, and deliver integrated communication solutions. Currently, Pac-West has operations in California, Nevada, Washington, Arizona, Utah, Oregon, Idaho, Washington D.C., Colorado, Pennsylvania, Florida, Maryland, New Jersey, North Carolina, South Carolina, New York and Alabama. Founded in 1980, Pac-West Telecomm, Inc. has been offering communication services to its customers since 1982 and has been a leading provider of wholesale services to Internet Service Providers. For more information, visit www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors, including risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2005, as filed with the SEC on March 29, 2006, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our level of indebtedness; an inability to generate sufficient cash to service our indebtedness; our ability to secure additional financing, our ability to comply with certain covenants in our bank financing, a decline in liquidity and/or increase in volatility associated with the delisting of our common stock from the Nasdaq Capital Market, regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the migration to broadband Internet access affecting dial-up Internet access; the loss of key executive officers could negatively impact our business prospects; an increase in our network expenses; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.

For more information, investors may contact:
Reid Cox
Pac-West
209-926-3417
rcox@pacwest.com